UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

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ENZO BIOCHEM, INC.
(Name of Registrant as Specified in Its Charter)

THE RADOFF FAMILY FOUNDATION BRADLEY L. RADOFF LORRIE A. CARR
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Bradley L. Radoff, together with the other participants named herein (collectively, the “Radoff Group”), intends to file a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of his slate of highly-qualified director nominees at the 2021 annual meeting of shareholders (the “2021 Annual Meeting”) of Enzo Biochem, Inc., a New York corporation (the “Company”).

On October 25, 2021, the Radoff Group issued the following press release:

Bradley L. Radoff Issues Letter to the Independent Directors of Enzo Biochem Regarding Their Unwillingness to Acknowledge or Address Unprecedented Shareholder Unrest

Expresses Disappointment with Independent Directors’ Hollow and Tone-Deaf Response to a Top 5 Shareholder’s Articulated Concerns and Offer to Pursue a Cooperation Agreement

Questions Whether Recently-Appointed Directors Dr. Mary Tagliaferri and Dr. Ian B. Walters are Cognizant of Their Fiduciary Duties and Truly Independent

Rejects Caveated and Disingenuous Offer to Participate in a Seemingly Sham Process for Interviewing New Director Candidates

HOUSTON--(BUSINESS WIRE)--Bradley L. Radoff, who together with his affiliates holds approximately 7.5% of the outstanding common shares of Enzo Biochem, Inc. (NYSE: ENZ) ("Enzo" or the "Company"), today issued the following open letter to the independent members of the Company’s Board of Directors (the “Board”):

Independent Directors,

I am writing to address your seemingly hollow and tone-deaf response to my October 19th letter to recently-appointed directors Dr. Mary Tagliaferri and Dr. Ian B. Walters. As you know, my letter raised a number of substantive concerns pertaining to the Company’s corporate governance, long-term underperformance and strategy. Your unwillingness to promptly address any of those concerns – over the phone or in writing – speaks volumes about your collective lack of respect for shareholders, including the astounding four 13D filers in the Company’s investor base.

The Board’s reactionary invitation to interview my nominees – without any acknowledgement that a shareholder-driven director refresh is needed – is an insufficient response to my letter, and suggests you are simply trying to run a sham process. The caveats included in the invitation – which does not even concede the validity of our nominations – are also indicative of the Company’s long-standing disregard for sound governance and shareholder rights. I will not participate in a check-the-box exercise being carried out by so-called independent directors who are yet to acknowledge or address the unprecedented shareholder unrest at Enzo.

Here is what else I gleaned, when reading between the lines, from last week’s highly-scripted e-mail response sent by Dr. Tagliaferri:

1.	The Board is either unable or unwilling to have commercial conversations with shareholders about the Company’s underperformance and questionable process for identifying a new Chief Executive Officer.

2.	The Board has no interest in ending – or even acknowledging, for that matter – the value-destructive chairmanship of Dr. Elazar Rabbani.

3.	The Board has no interest in providing shareholders with a transparent update on its months-long strategic review.

4.	The Board has no interest in engaging with large shareholders, such as myself, on a credible and genuine refresh process.

5.	The Board has no interest in giving my nominees a full and fair assessment for Board service.

6.	The Board is alarmingly comfortable wasting shareholders’ capital on high-priced advisors, including legal counsel that has previously aided Dr. Rabbani in his efforts to entrench himself.

While I held out hope that Dr. Tagliaferri and Dr. Walters were truly independent directors with an understanding of their fiduciary duties, I fear that they have been corrupted by the anti-shareholder culture that has persisted in Enzo’s boardroom for far too long. I have a hard time believing Dr. Tagliaferri even wrote her own e-mails to me when phrases like this were included:

“This invitation to review your credentials as well as those of your candidate and have a meeting with the Nominations Committee is not an admission nor an acknowledgement that any Notice purportedly sent by you to Enzo, in connection with submission of nominee candidates, was valid or in compliance with Enzo's Bylaws or any applicable law or regulation. Enzo reserves all rights to challenge the validity of such Notice and its purported compliance with Enzo's Bylaws, any rules or regulations.”1

In my view, any director with a firm understanding of his or her fiduciary duties to shareholders would not be sending an e-mail to a major investor that implies a well-crafted nomination notice is invalid (putting aside the fact it was submitted nearly a month ago and no deficiencies have been alleged). I am shocked that Enzo’s independent directors appear so willing to cede their communications to outside counsel obviously beholden to Dr. Rabbani.

In sum, I am deeply dismayed by your response to my good faith attempt to open a productive and private dialogue. It seems you feel your duties are owed to Dr. Rabbani rather than shareholders. Your actions have forced me to proceed with an election contest that I had hoped to avert. I will now focus on investing my own capital, energy and time in a campaign to elect truly independent directors committed to representing the best interests of shareholders, not those of Dr. Rabbani.

If you ultimately decide to stop fighting the growing tide of shareholder unrest at Enzo, I will be happy to reengage and pursue a settlement framework that refreshes the Board with highly-qualified, independent individuals.

Sincerely,

/s/ Bradley L. Radoff
Bradley L. Radoff

***

1 E-mail from Dr. Tagliaferri to Mr. Radoff, dated October 20, 2021. Emphasis added in this letter by Mr. Radoff.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Bradley L. Radoff, together with the other participants named herein (collectively, the “Radoff Group”), intends to file a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly qualified director nominees at the 2021 annual meeting of shareholders of Enzo Biochem, Inc., a New York corporation (the “Company”).

THE RADOFF GROUP STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST.

The participants in the proxy solicitation are anticipated to be The Radoff Family Foundation, a Texas non-profit corporation (“Radoff Foundation”), Bradley L. Radoff and Lorrie A. Carr.

As of the date hereof, Radoff Foundations directly beneficially owns 400,000 shares of common stock, par value $0.01 per share, of the Company (“Common Stock”). As of the date hereof, Mr. Radoff directly beneficially owns 3,251,956 shares of Common Stock. Mr. Radoff, as a director of Radoff Foundation, may be deemed to beneficially own the 400,000 shares of Common Stock owned by Radoff Foundation, which, together with the 3,251,956 shares of Common Stock he directly owns, constitutes an aggregate of 3,651,956 shares of Common Stock beneficially owned by Mr. Radoff. As of the date hereof, Ms. Carr does not beneficially own any shares of Common Stock.

Contacts

For Shareholders:

Saratoga Proxy Consulting
John Ferguson, 212-257-1311
jferguson@saratogaproxy.com

For Media:

MKA
Greg Marose / Bela Kirpalani, 646-386-0091
gmarose@mkacomms.com / bkirpalani@mkacomms.com